Exhibit 99.1

First Quarter 2018 Fixed Income Release

Denver, Colorado May 8, 2018: Liberty Latin America Ltd. ("Liberty Latin America") (NASDAQ: LILA and LILAK, OTC Link: LILAB) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed income borrowing groups for the three months ended March 31, 2018 ("Q1") as compared to the results for the same period in the prior year. The financial and operating information contained herein is preliminary and subject to change.

We expect to issue the March 31, 2018 unaudited condensed consolidated financial statements for each of our applicable fixed income borrowing groups prior to the end of May 2018, at which time they will be posted to the investor relations section of our website (www.lla.com) under the "Fixed Income Filings" heading. Convenience translations provided herein are calculated as of March 31, 2018.

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Cable & Wireless Reports Preliminary Q1 2018 Results1

Momentum Building with 25,000 RGU Additions
Delivered Strong Rebased Adjusted Segment EBITDA Growth of 8%
Operating Income of $29 million; Net Loss of $39 million
Cable & Wireless Communications Limited ("C&W") is a leading telecommunications operator in its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.4 million mobile, 0.6 million internet, 0.6 million fixed-line telephony and 0.4 million video subscribers. In addition, C&W delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 40 markets across the region.

Operating highlights2:

•	RGU additions of 25,000 in Q1 2018, as compared to 10,000 in Q1 2017.

◦	Broadband RGU additions of 14,000.

▪	Broadband additions nearly doubled those in the prior-year period, led by Jamaica, Panama and Trinidad.

▪	Over 15% of our broadband subscribers now experiencing our WiFi "Connect Box", enhancing in-home connectivity.

◦	Video RGU additions of 3,000, our second consecutive quarter of growth.

▪
Differentiated our proposition through improvement to our content offering, as we launched Flow Sports 2 in the Caribbean, which carries the Premier League, IPL cricket (Indian Premier League), and other exclusive sporting events.

▪	Rolled-out our "Flow Evo" platform across the Caribbean, which brings enhanced functionality through an improved EPG (Electronic Programming Guide) experience and the ability to pause live TV.

◦	Fixed voice additions of 8,000.

▪	Bundled offers, driving telephony growth, particularly in Jamaica and Trinidad.

•	Mobile subscribers declined by 20,000, reflecting an improvement over the prior three quarters.

◦	Our loss this quarter was driven by Jamaica and the Bahamas, although the quarterly loss at BTC was the lowest since a new competitor entered the market in Q4 2016.

•	New build and upgrade initiatives delivered over 40,000 premises, primarily in Jamaica and Panama.
Financial highlights3,4:

•	On a rebased basis, revenue was relatively flat at $589 million during Q1 as compared to the corresponding prior-year period.

◦	Residential fixed revenue was 1% lower as subscription revenue growth in broadband and video, supported by RGU additions in Panama and Jamaica, was offset by lower non-subscription revenue.

◦
Residential mobile revenue declined 3% compared to the prior-year period. The decrease in mobile subscription revenue was primarily attributable to the net effect of (i) lower revenue in (a) the Bahamas associated with a decrease in the average number of subscribers and lower ARPU, primarily driven by the commercial launch of mobile services by a competitor during the fourth quarter of 2016, and (b) Panama due primarily to a decrease in the average number of subscribers and (ii) higher revenue in Jamaica mostly due to higher ARPU.

◦	B2B revenue performance was 2% higher year-over-year with growth in our sub-sea business, LatAm and Jamaica B2B operations partly offset by a decline in Panama large project-related revenue.

•	Net loss was $39 million in Q1, as compared to $4 million in the corresponding prior-year period.

◦
The increase in our Q1 net loss represents the net impact of (i) higher restructuring charges, (ii) increased Adjusted Segment EBITDA, as described below, (iii) a loss on debt extinguishment incurred during the 2018 period, (iv) higher foreign currency transaction losses, (v) an increase in income tax expense and (vi) higher realized and unrealized gains on derivative instruments.

•	On a rebased basis, Adjusted Segment EBITDA was up 8% to $228 million in Q1, compared to the corresponding prior-year period.

◦
The year-over-year improvement was driven by lower operating costs. The decrease primarily resulted from (i) lower bad debt and collection expenses of $7 million in Q1 2018, largely due to better collections in 2018, including a $3 million recovery related to provisions established following the impact of Hurricanes Irma and Maria, and provisions recorded in Q1 2017 in connection with Hurricane Matthew, and (ii) reduced network-related expenses primarily due to increased repair costs in Q1 2017 following Hurricane Matthew.

◦	Our portion of Adjusted Segment EBITDA, after deducting the noncontrolling interests' share, ("Proportionate Adjusted Segment EBITDA") was $183 million in Q1 2018.

•	Property, equipment and intangible asset additions represented 11% of revenue in Q1, consistent with the prior-year period.

◦
The majority of our spend related to CPE spend for new customers and upgrading services for existing RGUs, for example through the Wi-Fi Connect Box and Mast3r migration in Panama. We also invested in product development through new platforms such as "Flow Evo" and network expansion / upgrade activity.

◦
In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean. We currently estimate that approximately $50 million of property and equipment additions will be required to restore nearly all of the damaged networks in our impacted markets, of which $21 million has been incurred following the hurricanes through March 31, 2018, including $8 million in Q1 2018.

•
At March 31, 2018, our total net debt was $3.6 billion, our proportionate net debt[5] was $3.5 billion, our fully-swapped borrowing cost was 6.3%, and the average tenor of our obligations (excluding vendor financing) was approximately 6.7 years.

•
Based on Q1 results, our Proportionate Net Leverage Ratio[6] was 4.06x. At March 31, 2018, we had maximum undrawn commitments of $747 million, including $132 million under our regional facilities. When our compliance reporting requirements have been completed and assuming no changes from March 31, 2018 borrowing levels, we anticipate that the full amount of our unused commitments availability under our revolving credit facilities (including regional facilities) will be available to be drawn.

•
In February 2018, we entered into a new $1,875 million term loan, which was used to refinance the then existing $1,825 million term loan. The incremental loan proceeds were primarily used to repay drawings under our revolving credit facility.

•
In December 2017, a subsidiary of C&W launched a public offer to minority shareholders of Cable & Wireless Jamaica ("CWJ"). The offer closed during Q1 with C&W increasing its ownership interest in CWJ to 92%, from 82% previously. The aggregated consideration paid for the acquired shares was approximately $20 million. CWJ was de-listed from the Jamaican Stock Exchange on April 11, 2018.

Operating Statistics Summary2,3

	As of and for the three months ended March 31,
	2018	2017
Organic RGU Net Additions (Losses)
Basic video	—	1,900
Enhanced video	5,300	(4,700)
DTH	(1,900)	2,800
Total video	3,400	—
Internet	13,800	7,100
Telephony	7,900	2,800
Total organic RGU net additions	25,100	9,900

Mobile postpaid	(5,500)	(700)
Mobile prepaid	(14,300)	27,300
Total organic mobile net additions (losses)	(19,800)	26,600

Fixed-line Customer Relationships
Organic customer net additions	600	6,300
RGUs per customer relationship	1.77	1.64

ARPUs
Fixed ARPU per customer relationship	$45.18	$43.59

Mobile ARPU per mobile subscriber:
Excluding interconnect revenue	$15.17	$15.24
Including interconnect revenue	$16.35	$16.33

Financial Results, Adjusted Segment EBITDA Reconciliation and Property, Equipment & Intangible Asset Additions

The following table7 reflects preliminary unaudited selected financial results for the three months ended March 31, 2018 and 2017.

	Three months ended March 31,		Rebased change
	2018 (8)	2017
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$42.7	$40.5
Broadband internet	53.7	52.8
Fixed-line telephony	26.9	29.1
Total subscription revenue	123.3	122.4
Non-subscription revenue	21.5	23.5
Total residential fixed revenue	144.8	145.9	(1.0%)
Residential mobile revenue:
Subscription revenue	155.1	161.8
Non-subscription revenue	22.1	19.9
Total residential mobile revenue	177.2	181.7	(2.7%)
Total residential revenue	322.0	327.6	(1.5%)
B2B revenue:
B2B revenue	204.2	201.3
Sub-sea network revenue	63.1	47.0
Total B2B revenue	267.3	248.3	2.0%
Total	$589.3	$575.9	(0.3%)

Adjusted Segment EBITDA	$228.4	$205.2	7.5%

Adjusted Segment EBITDA as a percentage of revenue	38.8%	35.6%

Property, equipment and intangible asset additions	$67.2	$60.5

Property, equipment and intangible asset additions as a percentage of revenue	11.4%	10.5%

The following table reflects a reconciliation of our preliminary unaudited net loss to Adjusted Segment EBITDA for the three months ended March 31, 2018 and 2017.

	Three months ended March 31,
	2018 (8)	2017
	in millions

Net loss	$(39.3)	$(4.2)
Interest expense	65.6	66.0
Realized and unrealized gains on derivative instruments, net	(31.0)	(23.4)
Foreign currency transaction losses, net	16.5	7.5
Loss on debt extinguishment	9.8	—
Interest income	(3.1)	(3.3)
Other expense	0.5	—
Income tax expense	9.7	0.8
Operating income	28.7	43.4
Depreciation and amortization	144.5	145.4
Impairment charges, net	2.2	2.0
Restructuring charges	38.3	9.1
Other operating expense, net	12.8	3.0
Share-based compensation expense	1.9	2.3
Adjusted Segment EBITDA	$228.4	$205.2

Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's debt, finance lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2018		2017
	Borrowing currency	$ equivalent
Senior Credit Facility
Term Loan B-3 Facility due 2025 (LIBOR + 3.50%)	$1,825.0	$—	$1,825.0
Term Loan B-4 Facility due 2026 (LIBOR + 3.25%)	$1,875.0	1,875.0	—
$625 million USD Revolving Credit Facility due 2023 (LIBOR + 3.25%)		10.0	50.0
Total Senior Credit Facility		1,885.0	1,875.0

Senior Notes
8.625% GBP Unsecured Notes due 2019	£146.7	205.9	198.4
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
6.875% USD Unsecured Notes due 2027	$700.0	700.0	700.0
Total Senior Notes		1,655.9	1,648.4

Other Regional Debt*		350.9	337.2
Vendor financing		47.6	40.0
Finance lease obligations		12.3	12.7
Total debt and finance lease obligations		3,951.7	3,913.3
Discounts and deferred financing costs, net		(30.4)	(34.7)
Total carrying amount of debt and finance lease obligations		3,921.3	3,878.6
Less: cash and cash equivalents		291.6	266.1
Net carrying amount of debt and finance lease obligations		$3,629.7	$3,612.5

Exchange rate (£ to $)		0.71	0.74

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

C&W Footnotes

1.
The financial figures contained in this release are prepared in accordance with IASB-IFRS. C&W's financial condition and results of operations are included in Liberty Latin America’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our consolidated financial statements.

2.
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Latin America’s policies. SOHO subscribers have not been included in C&W’s RGU counts pending further verification, see Additional General Notes below.

3.
As a part of our ongoing effort to conform C&W's subscriber counting policies to our policies, we have reflected nonorganic reductions totaling 220,600 to C&W's customer count during the three months ended March 31, 2017. In order to provide a more meaningful comparison of ARPU per customer relationship, we have reflected all of these nonorganic reductions in the customer figures used to calculate ARPU per customer relationship for the three months ended March 31, 2017.

4.
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three months ended March 31, 2017 to (i) include the pre-acquisition revenue and Adjusted Segment EBITDA of the Carve-out Entities, as defined below, in the rebased amounts for the three months ended March 31, 2017 to the same extent that the revenue and Adjusted Segment EBITDA of the Carve-out Entities are included in our results for the three months ended March 31, 2018, (ii) reflect the estimated impacts of adopting IFRS 15, Revenue from Contracts with Customers, for the three months ended March 31, 2017 and (iii) reflect the translation of our rebased amounts for the three months ended March 31, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2018. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of the Carve-out Entities had occurred on January 1, 2017 for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates for C&W:

	Three months ended March 31, 2017
	Revenue	Adjusted Segment EBITDA
	in millions

Carve-out Entities	$8.6	$1.6
Adoption of new accounting standard	5.3	5.5
Foreign currency	1.2	0.3
Total	$15.1	$7.4
In connection with the acquisition of C&W in May of 2016, and an acquisition made by C&W in 2015, certain entities (the "Carve-out Entities") that hold licenses granted by the U.S. Federal Communications Commission (the "FCC") were transferred to entities not controlled by Liberty Latin America or C&W. The arrangements with respect to the Carve-out Entities, which were executed in connection with our acquisition of C&W and the acquisition made by C&W in 2015, contemplated that upon receipt of regulatory approval, C&W would acquire the Carve-out Entities. On March 8, 2017, the FCC granted its approval for C&W’s acquisition of the Carve-out Entities. Accordingly, on April 1, 2017, subsidiaries of C&W acquired the Carve-out Entities for an aggregate purchase price of $86 million, which represents the amount due under notes receivable that were exchanged for the equity of the Carve-out Entities.

5.
At March 31, 2018, the noncontrolling interests' share of C&W’s net debt was $116 million. The noncontrolling interests’ share of C&W’s Adjusted Segment EBITDA was $45 million during the three months ended March 31, 2018, respectively.

6.
Proportionate Net Leverage Ratio is calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last twelve months, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.

7.
Residential fixed and mobile subscription revenue includes amounts received from subscribers for ongoing services. Residential fixed non-subscription revenue includes, among other items, interconnect and advertising revenue. Residential mobile non-subscription revenue includes, among other items, interconnect revenue and revenue from sales of mobile handsets and other devices. B2B non-subscription revenue primarily includes business broadband internet, video, fixed-line telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other telecommunication operators. B2B sub-sea network revenue includes long-term capacity contracts with customers where the customer either pays a fixed fee over time or prepays for the capacity upfront and pays a portion related to operating and maintenance of the network over time.

8.
We adopted IFRS 15, Revenue from Contracts with Customers, effective January 1, 2018 using the cumulative effect transition method. Accordingly, the 2017 period has not been restated to account for the adoption of IFRS 15.

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VTR Reports Preliminary Q1 2018 Results

Operating Momentum Supported by New Build and Innovation
Added 24,000 RGUs & Delivered 6% Rebased Revenue Growth
VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, providing entertainment, information and communication services to 1.2 million broadband internet, 1.1 million video, 0.6 million fixed-line telephony and 0.2 million mobile subscribers.

Operating highlights:

•	Positive start to 2018 with 21,000 customers added, driven by our product enhancements and continued network expansion.

•	24,000 RGU additions in Q1 2018, led by broadband and video growth.

◦	Broadband RGU additions of 26,000.

▪	Over 45% of our broadband subscribers now experiencing our WiFi "Connect Box", enhancing customers' in-home connectivity.

▪	In April, we increased our maximum broadband speeds to 400 Mbps, and improved our leading "Vive Más" bundle to 200 Mbps.

◦	Video RGU additions of 9,000, representing our best Q1 performance in four years.

▪	Launched innovative Replay TV functionality enabling customers to access up to 7 days of content across 59 channels.

▪	Over 460,000 unique active VoD and Replay TV users at March 31, 2018, more than double the prior year.

◦	Fixed telephony RGU losses of 11,000, reflecting a modest improvement to Q4 2017.

•	Mobile subscribers rose by 9,000 in the quarter, increasing the total subscriber base to 224,000.

◦	Approximately 80% of our sales in Q1 2018 were to existing fixed customers.

◦	Nearly all of our mobile subscribers are on postpaid plans; over 60% are on a SIM-only basis.

•	Continuing to leverage our superior broadband speeds and quality of service to exploit the B2B opportunity across our footprint.

◦	7,000 SOHO RGUs added in the quarter; subscriber base ~75% higher year-over-year.

•	New build and upgrade initiatives delivered over 40,000 premises in Q1 2018.
Financial highlights*:

•	Revenue for Q1 increased 6% to CLP 159 billion, compared to the prior-year period.

◦
The increase was driven by improvement in (i) residential cable subscription revenue, from increases in ARPU per RGU and average number of subscribers, (ii) mobile subscription revenue, driven by subscriber growth, and (iii) B2B subscription revenue due to growth in SOHO RGUs.

•	ARPU per customer relationship during Q1 was broadly flat year-over-year at CLP 33,508.

•	Operating income increased 12% to CLP 42 billion in Q1, as compared to Q1 2017.

◦	The increase in Q1 was primarily driven by an increase in Segment OCF, as described below.

•	Q1 Segment OCF grew by 6% to CLP 63 billion.

◦
The growth in Q1 was driven by the aforementioned revenue growth, partially offset by increases in network-related expenses, sales commissions, and marketing and advertising expenses (focused on the launch of Replay TV).

•	Property and equipment additions of CLP 34 billion in the first quarter of 2018, as compared to CLP 36 billion in Q1 2017.

◦	P&E additions were 22% of revenue, as compared to 24% in Q1 2017.

◦	The decline in Q1 2018 in absolute terms was primarily related to lower spend on CPE and capacity partially offset by higher spend on product and enablers driven by new product development.

•	As of March 31, 2018, our fully-swapped borrowing cost was 6.4% and the average tenor of debt (excluding vendor financing) was just under six years.

•
Based on our results for Q1 2018, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.73x, calculated in accordance with the indenture governing the senior secured notes.

•
At March 31, 2018, we had maximum undrawn commitments of $160 million (CLP 97 billion) and CLP 44 billion. When our Q1 compliance reporting requirements have been completed, and assuming no changes from March 31, 2018 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn.

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.
Operating Statistics Summary

	As of and for the three months ended March 31,
	2018	2017
Organic RGU Net Additions (Losses)
Basic video	(2,600)	(3,800)
Enhanced video	11,500	9,400
Total video	8,900	5,600

Internet	25,800	26,600
Telephony	(11,100)	(6,800)
Total organic RGU net additions	23,600	25,400

Mobile postpaid net additions	8,900	12,800
Mobile prepaid net losses	(100)	(300)
Total organic mobile net additions	8,800	12,500

Fixed-line Customer Relationships
Organic customer relationship net additions	20,800	23,900
RGUs per customer relationship	2.03	2.09

ARPUs
Monthly ARPU per customer relationship	CLP 33,508	CLP 33,676

Monthly ARPU per mobile subscriber
Excluding interconnect revenue	CLP 14,923	CLP 15,989
Including interconnect revenue	CLP 16,124	CLP 17,466

Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2018 and 2017.

	Three months ended March 31,		Rebased (1)
	2018	2017	Change
	CLP in billions, except % amounts
Revenue	158.9	150.2	5.8%

Segment OCF	63.2	59.9	5.5%

Operating income	41.6	37.3
Share-based compensation expense	0.4	0.9
Related-party fees and allocations	1.8	2.7
Depreciation and amortization	17.9	17.9
Impairment, restructuring and other operating items, net	1.5	1.1
Segment OCF	63.2	59.9

Segment OCF as a percentage of revenue	39.8%	39.9%

Operating income as a percentage of revenue	26.2%	24.8%

(1) Reflects the impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2018	2017
	CLP in billions, except % amounts

Customer premises equipment	20.2	21.8
New build and upgrade	5.5	5.9
Capacity	3.2	4.5
Baseline	3.7	3.7
Product and enablers	1.7	0.5
Property and equipment additions	34.3	36.4

Assets acquired under capital-related vendor financing arrangements	(12.5)	(9.2)
Changes in liabilities related to capital expenditures	(5.3)	(14.8)
Total capital expenditures	16.5	12.4

Property and equipment additions as % of revenue	21.6%	24.2%

Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt, capital lease obligations and cash and cash equivalents:

March 31,			December 31,
2018			2017
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	845.5	861.6
$160.0 million VTR USD Revolving Credit Facility due 2020		—	—
CLP 44.0 billion VTR CLP Revolving Credit Facility due 2019		—	—
Vendor Financing		61.3	59.9
Capital lease obligations		0.4	0.5
Total debt and capital lease obligations		907.2	922.0
Deferred financing costs		(12.8)	(13.6)
Total carrying amount of debt and capital lease obligations		894.4	908.4
Less: cash and cash equivalents		41.7	55.0
Net carrying amount of debt and capital lease obligations		852.7	853.4

Exchange rate (CLP to $)		603.9	615.4

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; our expectations with respect to property and equipment additions as a percentage of revenue; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Latin America’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America Ltd. (“Liberty Latin America”) is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region increasingly include combinations of services comprised of digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B). For more information, please visit www.lla.com or contact:

Investor Relations
Kunal Patel    +1 786 274 7552

Subscriber Tables

	Consolidated Operating Data — March 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Fixed-Line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	545,900	545,900	176,200	—	50,000	27,800	77,800	106,100	124,700	308,600	1,680,900
Jamaica	468,600	458,600	238,900	—	105,500	—	105,500	176,000	182,900	464,400	941,500
The Bahamas	128,900	128,900	47,300	—	7,000	—	7,000	27,100	47,300	81,400	251,100
Trinidad and Tobago	318,200	318,200	155,800	—	107,300	—	107,300	125,700	53,900	286,900	—
Barbados	124,500	124,500	84,900	—	18,500	—	18,500	62,300	74,700	155,500	122,700
Other[2]	362,400	342,600	207,100	11,700	65,400	—	77,100	131,700	101,300	310,100	400,500
C&W total	1,948,500	1,918,700	910,200	11,700	353,700	27,800	393,200	628,900	584,800	1,606,900	3,396,700
VTR	3,432,500	2,957,800	1,427,700	64,900	1,011,400	—	1,076,300	1,207,400	617,300	2,901,000	223,700
Total	5,381,000	4,876,500	2,337,900	76,600	1,365,100	27,800	1,469,500	1,836,300	1,202,100	4,507,900	3,620,400

	Organic Subscriber Variance Table — March 31, 2018 vs December 31, 2017
				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	4,400	4,400	(3,000)	—	2,100	(1,900)	200	1,600	(500)	1,300	(1,400)
Jamaica	10,300	10,300	5,600	—	3,000	—	3,000	7,500	6,000	16,500	(12,200)
The Bahamas	—	—	(100)	—	800	—	800	500	(100)	1,200	(3,800)
Trinidad and Tobago	2,200	2,200	(500)	—	(100)	—	(100)	1,400	4,400	5,700	—
Barbados	—	—	(600)	—	800	—	800	300	(400)	700	(1,600)
Other[2]	—	—	(800)	—	(1,300)	—	(1,300)	2,500	(1,500)	(300)	(800)
C&W total	16,900	16,900	600	—	5,300	(1,900)	3,400	13,800	7,900	25,100	(19,800)
VTR	37,800	45,000	20,800	(2,600)	11,500	—	8,900	25,800	(11,100)	23,600	8,800
Total	54,700	61,900	21,400	(2,600)	16,800	(1,900)	12,300	39,600	(3,200)	48,700	(11,000)

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Operating Data - March 31, 2018			Q1 2018 Organic Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,525,800	155,100	1,680,900	2,200	(3,600)	(1,400)
Jamaica	923,500	18,000	941,500	(11,400)	(800)	(12,200)
The Bahamas	224,700	26,400	251,100	(3,400)	(400)	(3,800)
Barbados	95,900	26,800	122,700	(1,400)	(200)	(1,600)
Other[2]	346,000	54,500	400,500	(300)	(500)	(800)
C&W total	3,115,900	280,800	3,396,700	(14,300)	(5,500)	(19,800)
VTR	6,800	216,900	223,700	(100)	8,900	8,800
Total	3,122,700	497,700	3,620,400	(14,400)	3,400	(11,000)

2.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in certain geographies within C&W, including the British Virgin Islands and Dominica, resulting in disruptions to our telecommunications services within these islands. These C&W markets are included in the “Other” category in the accompanying tables. As we are still in the process of assessing the operational impacts of the hurricanes, we are unable to accurately estimate our homes passed and subscriber numbers as of March 31, 2018. Accordingly, the March 31, 2018 subscriber numbers for these markets reflect subscriber amounts as of August 31, 2017 as adjusted through March 31, 2018 for (i) net voluntary disconnects and (ii) disconnects related to customers whose accounts are delinquent. As of March 31, 2018, services to most of our fixed-line customers have not yet been restored in these markets.

Glossary
Adjusted Segment EBITDA – The primary measure used by our management to evaluate C&W’s operating performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings or loss, cash flow from operating activities and other IASB-IFRS measures of income or cash flows. A reconciliation of net earnings or loss to Adjusted Segment EBITDA is presented in the C&W section of this release.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU") basis, we generally count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
IASB-IFRS – International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB).
Internet and Telephony as % of Two-way Homes Passed – Broadband and telephony penetration is calculated by dividing the number of broadband RGUs and telephony RGUs, respectively, by total two-way homes passed.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Carrying Amount of Debt and Capital Lease Obligations – Net debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.
Property and Equipment Additions (or in the case of C&W, property, equipment and intangible asset additions) – Include capital expenditures on an accrual basis, amounts financed under vendor financing or capital/finance lease arrangements and other non-cash additions.
Proportionate Adjusted Segment EBITDA – Equal to Adjusted Segment EBITDA less the noncontrolling interests' share of Adjusted Segment EBITDA.
Proportionate Net Debt (C&W) – Equal to the total net debt less the noncontrolling interests' share of net debt. Our internal decision makers believe proportionate net debt and proportionate Adjusted Segment EBITDA are meaningful measures when assessing leverage of the company because each measure excludes the noncontrolling interests' respective share of C&W’s total net debt and total Adjusted Segment EBITDA, respectively. These measures provide investors with a means to assess the relative leverage of C&W's wholly-owned and non-wholly-owned operations on a basis that is consistent with C&W's debt structure, in that most of C&W's consolidated debt is not an obligation of C&W's non-wholly-owned subsidiaries. Proportionate Adjusted Segment EBITDA  is not intended to represent the cash that may be distributed to C&W by its non-wholly owned subsidiaries or that might be available to repay debt, nor is it a measure of C&W’s proportionate earnings in that Proportionate Adjusted Segment EBITDA does not include all of the costs that are included in net earnings or loss or other U.S. GAAP measures of earnings.

Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF – The primary measure used by our chief operating decision maker and management to evaluate VTR's operating performance. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the VTR section of this release.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Total Capital Expenditures – The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital/finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.
Total Net Debt – Equal to the nominal amount outstanding of consolidated debt and finance lease obligations, less cash and cash equivalents.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.

Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.